Contacts:
Investors/Corporate:                 Media:
John R. Emery                     Felicia Vonella / Kellie Walsh
Chief Financial Officer                  Lazar Partners Ltd.
(732) 537-4804                        (212) 843-0210 / (646) 871-8480

VENTIV HEALTH REPORTS FINANCIAL RESULTS
FOR FOURTH QUARTER AND FULL YEAR 2004 AND INCREASES 2005 GUIDANCE

•	Full year revenues up 57% to $352 million
•	Full year EPS from continuing operations up 181% to $1.18 (including $0.27 tax benefit and $0.08 one-time tax adjustments) and up 98% to $0.83 (excluding tax benefit and one-time tax adjustments)
•	Increasing 2005 revenue guidance from $430-$450 million to $460-$475 million
•	Increasing 2005 EPS guidance from $0.98-$1.04 to $1.03-$1.09
•	Very strong performance across all Ventiv existing and acquired businesses
•	2005 new business wins to-date totaling 245 reps with 6 clients

SOMERSET, NEW JERSEY, March 8, 2005 -- Ventiv Health, Inc. (NASDAQ: VTIV) ("Ventiv" or the "Company"), a leading provider of late-stage clinical, sales, marketing and compliance solutions to the world’s largest pharmaceutical companies as well as to emerging and specialty pharmaceutical and biotech organizations, today announced financial results for the fourth quarter and full year of 2004 and updated its 2005 guidance.

Fourth Quarter 2004 results from continuing operations:

•	Total revenues were $117.4 million for the fourth quarter of 2004, compared to $75.3 million for the fourth quarter of 2003.

•	Earnings before income taxes were $9.9 million for the fourth quarter of 2004, compared to $7.9 million for the fourth quarter of 2003.

•	Net earnings after income taxes were $15.2 million for the fourth quarter of 2004, compared to $5.0 million for the fourth quarter of 2003. Excluding a tax benefit and one-time tax adjustments recorded during the fourth quarter of 2004, which are more fully described below and detailed in Table II of this release, net earnings after income taxes were $6.1 million.

•	Diluted net earnings per share after income taxes were $0.23 without a tax benefit and one-time tax adjustments and $0.57 with a tax benefit and one-time tax adjustments for the fourth quarter of 2004, compared to $0.20 for the fourth quarter of 2003.

VENTIV HEALTH, INC. REPORTS FOURTH QUARTER 2004 RESULTS Page 2 of 6

Full Year 2004 results from continuing operations:

•	Total revenues were $352.2 million for 2004, compared to $224.5 million for 2003.

•	Earnings before income taxes were $33.9 million for 2004, compared to $15.8 million for 2003.

•	Net earnings after income taxes were $21.0 million without a tax benefit and one-time tax adjustments and $30.1 million with a tax benefit and one-time tax adjustments for 2004, compared to $9.9 million for 2003.

•	Diluted net earnings per share after income taxes were $0.83 without a tax benefit and one-time tax adjustments and $1.18 with a tax benefit and one-time tax adjustments, compared to $0.42 for 2003.

Eran Broshy, CEO of Ventiv, commented, "I am extremely pleased with Ventiv’s fourth quarter and full year results, which have substantially exceeded our expectations. These results were driven by strong performance across all of our businesses, and reflect Ventiv’s position as a strongly diversified pharmaceutical services company, with market leading positions in outsourced sales teams, clinical staffing, compliance & patient assistance and planning & analytics."

Key accomplishments for 2004 included:

•	Momentum in new Sales Team wins: Deployment in 2004 of new sales teams totaling 1,642 sales representatives across 14 clients in our VPS business, including a 452 sales representative team for Aventis Pharmaceuticals and a 375 sales representative team for Bristol-Myers Squibb. Additional 2005 wins to-date totaling 245 sales representatives across six clients, including Bayer Diagnostics and NPS.

•	HPR growth and momentum: Our Health Products Research (HPR) planning & analytics business generated record earnings for the year, driven by several new contract wins and expansions.

•	Complementary acquisition of Franklin Group: Franklin Group, a recognized leader in pharmaceutical compliance services and patient assistance programs, directly adds complementary offerings to Ventiv. Since the acquisition in June 2004, which was immediately accretive, Franklin has grown significantly based on new business wins.

•	Complementary acquisitions of Smith Hanley and HHI: Smith Hanley, a leader in outsourced clinical staffing and recruiting, and HHI, a leader in statistical analysis and data management, are highly complementary and further broaden Ventiv’s range of offerings. Since the acquisitions in the fourth quarter of 2004, which were both immediately accretive, the combined businesses have continued their strong growth trajectory.

VENTIV HEALTH, INC. REPORTS FOURTH QUARTER 2004 RESULTS Page 3 of 6

•	Broader portfolio and reduced concentration: Over the past two years, Ventiv has roughly doubled its portfolio of total sales teams and of large sales teams, and reduced top client concentration by approximately 20 percentage points, significantly broadening its base of business.

•	Cost management: Ventiv continued to manage costs tightly, as SG&A grew only modestly from 2003, while revenues and gross profit grew significantly, excluding acquisitions.

•	Tax benefit: During the fourth quarter, Ventiv recorded a tax benefit of approximately $7.1 million primarily related to the divestiture and shutdown of certain former subsidiaries. Assuming visibility into future earnings remains similar to current visibility, the Company expects to continue recording tax benefits, subject to annual limitation of $3.5 million, until the tax benefit is exhausted. The Company’s tax rate during the fourth quarter benefited additionally from one-time tax adjustments of $2.0 million for prior period tax contingencies, which are no longer required. The cumulative effect of these benefits and adjustments reduced the company’s full-year 2004 effective tax rate from 38% to approximately 11%.

•	Cash generation: Ventiv generated approximately $51 million of cash from operations during the year, ending the year with $53 million of cash and no debt.

2005 Guidance

Ventiv is increasing its 2005 revenue guidance from $430-$450 million to $460-$475 million and its 2005 earnings per share guidance from $0.98-$1.04 to $1.03-$1.09. Both the updated and the previous earnings per share guidance include $0.10 for a tax benefit that the Company expects to recognize in 2005, if visibility into future earnings remains similar to current visibility.

Conference Call Information:

Tuesday, March 8, 2005, 9:00am Eastern Time
Call in number: 706-634-1065
Live and archived webcast: www.ventiv.com

About Ventiv Health

Ventiv Health, Inc. (NASDAQ: VTIV) is the leading provider of late-stage clinical, sales, marketing and compliance solutions to pharmaceutical and biotech companies. Ventiv is a multi-disciplinary company with a singular focus on providing excellence in customized solutions across the full spectrum of services combining both integrated and independent programs. Ventiv's approximately 4,000 employees support over 75 client organizations, including the world's Top 20 pharmaceuticals companies as well as emerging and specialty biotech leaders. For more information on Ventiv Health, visit www.ventiv.com.

VENTIV HEALTH, INC. REPORTS FOURTH QUARTER 2004 RESULTS Page 4 of 6

Table I

Ventiv Health, Inc.
Condensed Consolidated Statements of Operations
($’s in 000’s, except share and per share data)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003

Revenues	$117,449	$75,269	$352,184	$224,453
Operating expenses:
Costs of services	91,104	58,850	279,733	182,658
Selling, general and administrative expenses	16,365	8,473	38,539	26,223
Restructuring	--	--	(264)	--
Gain on sale of real estate	--	--	--	(392)
Total operating expenses	107,469	67,323	318,008	208,489

Operating earnings	9,980	7,946	34,176	15,964
Net interest expense	(64)	(82)	(243)	(136)
Earnings from continuing operations before income taxes	9,916	7,864	33,933	15,828
Benefit (provision) for income taxes	5,324	(2,906)	(3,802)	(5,933)
Earnings from continuing operations	15,240	4,958	30,131	9,895

Discontinued operations:
Gains (losses) from discontinued operations, net of taxes	--	61	--	(4,092)
Gains (losses) on disposals of discontinued operations, net of taxes	(1,116)	2,500	1,015	(4,406)
Tax benefit related to disposal of a discontinued operation	--	4,379	--	4,379
Net earnings (losses) from discontinued operations, net of taxes (1)	(1,116)	6,940	1,015	(4,119)

Net earnings	$14,124	$11,898	$31,146	$5,776

Earnings per share from continuing operations:
Basic	$0.60	$0.22	$1.26	$0.43
Diluted	$0.57	$0.20	$1.18	$0.42

Earnings (losses) per share from discontinued operations:
Basic	($0.04)	$0.30	$0.04	$(0.18)
Diluted	($0.05)	$0.29	$0.04	$(0.18)

Consolidated earnings per share:
Basic	$0.56	$0.52	$1.30	$0.25
Diluted	$0.52	$0.49	$1.22	$0.24

Weighted average number of common shares outstanding:
Basic	25,233,201	23,018,295	23,950,830	22,919,479
Diluted	26,929,486	24,355,187	25,436,785	23,800,613

(1)	Net earnings (losses) from discontinued operations include Ventiv’s Communications and European Contract Sales businesses, which have been divested.

VENTIV HEALTH, INC. REPORTS FOURTH QUARTER 2004 RESULTS Page 5 of 6

Table II

Ventiv Health, Inc.
2004 Reconciliation of Tax Adjustments
($’s in 000’s, except share and per share data)

	Three Months Ended			Year Ended
	December 31, 2004			December 31, 2004
	As reported	Excluding tax adjustments		As reported	Excluding tax adjustments

Revenues	$117,449	$117,449		$352,184	$352,184
Operating expenses:
Costs of services	91,104	91,104		279,733	279,733
Selling, general and administrative expenses	16,365	16,365		38,539	38,539
Restructuring	--	--		(264)	(264)
Gain on sale of real estate	--	--		--	--
Total operating expenses	107,469	107,469		318,008	318,008

Operating earnings	9,980	9,980		34,176	34,176
Net interest expense	(64)	(64)		(243)	(243)
Earnings from continuing operations before income taxes	9,916	9,916		33,933	33,933
Benefit (provision) for income taxes (1)	5,324	(3,768)	(1)	(3,802)	(12,895)	(1)
Earnings from continuing operations	15,240	6,148		30,131	21,038

Discontinued operations:
Losses from discontinued operations, net of taxes	--	--		--	--
Gains (losses) on disposals of discontinued operations, net of taxes	(1,116)	(1,116)		1,015	1,015
Tax benefit related to disposal of a discontinued operation	--	--		--	--
Net earnings (losses) from discontinued operations, net of taxes (2)	(1,116)	(1,116)		1,015	1,015

Net earnings	$14,124	$5,032		$31,146	$22,053

Earnings per share from continuing operations:
Basic	$0.60	$0.24		$1.26	$0.88
Diluted	$0.57	$0.23		$1.18	$0.83

Earnings (losses) per share from discontinued operations:
Basic	($0.04)	($0.04)		$0.04	$0.04
Diluted	($0.05)	($0.04)		$0.04	$0.04

Consolidated earnings per share:
Basic	$0.56	$0.20		$1.30	$0.92
Diluted	$0.52	$0.19		$1.22	$0.87

Weighted average number of common shares outstanding:
Basic	25,233,201	25,233,201		23,950,830	23,950,830
Diluted	26,929,486	26,929,486		25,436,785	25,436,785

(1)	Difference of $9.1 million is due to a tax benefit recorded during the fourth quarter of 2004 relating to the utilization of net operating losses of divested entities and one-time tax adjustments.
(2)	Net earnings (losses) from discontinued operations include Ventiv’s Communications and European Contract Sales businesses, which have been divested.

VENTIV HEALTH, INC. REPORTS FOURTH QUARTER 2004 RESULTS Page 6 of 6

Table III

Ventiv Health, Inc.
Selected Financial Data
($’s in 000’s)

	December 31,	December 31,
	2004	2003

Cash (1)	$53,251	$56,642
Account Receivable, Net	$56,534	$41,836
Unbilled Services	$36,130	$21,347
Client Advances & Unearned Revenue	$9,183	$4,859
Working Capital (2)	$71,910	$68,402
Capital Lease Obligations	$36,902	$26,588
Depreciation (3)	$15,602	$9,485
Amortization (3)	$306	$19
Days Sales Outstanding (4)	82	103

1)	Cash includes restricted cash of $2.5 million at December 31, 2004 and $1.7 million at December 31, 2003.

2)	Working Capital is defined as total current assets less total current liabilities.

3)	Depreciation and amortization are reported on a year-to-date basis.

4)	Days Sales Outstanding ("DSO") is measured using the combined amounts of Accounts Receivable and Unbilled Services outstanding as of the balance sheet date, against Revenues for the trailing 12-month period then ended. The 2004 DSO calculation excludes data from 2004 acquisitions since revenues from the acquisitions are included only from the acquisition date until December 31, 2004 on the Company’s financial statements.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks that may cause Ventiv Health's performance to differ materially. Such risks include, without limitation: changes in trends in the pharmaceutical industry or in pharmaceutical outsourcing; our ability to compete successfully with other services in the market; our ability to maintain large client contracts or to enter into new contracts; uncertainties related to future incentive payments and revenue share agreements; and, our ability to operate successfully in new lines of business. Readers of this press release are referred to documents filed from time to time by Ventiv Health, Inc. with the Securities and Exchange Commission for further discussion of these and other factors.